Exhibit 10.49
Execution Version
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

COMMERCIALIZATION AGREEMENT
WITH RESPECT TO SISUNATOVIR
BY AND BETWEEN
LIANBIO DEVELOPMENT (HK) LIMITED
LIANBIO RESPIRATORY LIMITED
REVIRAL LTD
AND
PFIZER INC.

i

COMMERCIALIZATION AGREEMENT
This COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of December 16, 2022 (the “Effective Date”), by and between:
(1)LianBio Development (HK) Limited, a limited liability company organized under the laws of Hong Kong, having an address at RM 1901, 19/F Lee Garden One 33 Hysan Avenue, Causeway Bay HK (“LianBio Development”);
(2)LianBio Respiratory Limited, a company limited by shares organized and existing under the laws of Hong Kong, having an address at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (“LianBio Respiratory”, together with LianBio Development, referred to collectively as the “LianBio Entities” and individually a “LianBio Entity”);
(3)ReViral Ltd., a corporation organized under the laws of England & Wales with principal offices at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Herts, SG1 2FX, United Kingdom (“ReViral”), for the sole purposes as described in Section 8.8; and
(4)Pfizer Inc., a Delaware corporation, having an address of 235 East 42nd Street, New York, New York 10017 (together with ReViral, “Pfizer”).
LianBio Entities, ReViral and Pfizer each may be referred to herein individually as a “Party” or collectively as the “Parties”. All attached appendices and exhibits are a part of this Agreement.
RECITALS
WHEREAS, LianBio (an exempted company organized under the laws of the Cayman Islands, the parent company of LianBio Development) and Pfizer Inc. entered into a Strategic Collaboration Agreement dated November 17, 2020 (the “Strategic Collaboration Agreement”), pursuant to which LianBio and Pfizer Inc. reached a strategic collaborative arrangement in the in-license, develop and commercialization of any pharmaceutical or biological product in any therapeutic area that LianBio acquires the right to develop and commercialize in the PRC, Hong Kong, Macau and Taiwan; and LianBio, LianBio Development and Pfizer Inc. entered into an Assignment and Assumption Agreement dated December 15, 2021, pursuant to which LianBio has assigned and transferred all its rights and obligations under the Strategic Collaboration Agreement to LianBio Development.
WHEREAS, LianBio Respiratory (which, as of the Effective Date, is a subsidiary wholly indirectly owned by LianBio) and ReViral (which, as of the Effective Date, is a subsidiary wholly owned by Pfizer Inc.) entered into a Co-Development and License Agreement dated March 1, 2021 (the “ReViral License Agreement”), pursuant to which ReViral granted to LianBio Respiratory certain rights in the PRC, Hong Kong, Macau and Singapore with respect to the Compound and Licensed Product (each as defined in the ReViral License Agreement).
WHEREAS, the Parties now agree that (i) Pfizer will exercise its opt-in right under the Strategic Collaboration Agreement with respect to the Relevant Product (as defined in Section 1.1 below) which will become the first Opted-In Product (as defined in the Strategic Collaboration Agreement) and Parties will enter into this Agreement as a Commercialization Agreement (as defined in the Strategic Collaboration Agreement) with respect to the first Opted-In Product under the Strategic Collaboration Agreement, and (ii) the Parties will enter into this Agreement to supersede the ReViral License Agreement in its entirety, with all licenses and rights granted by ReViral and/or Pfizer to LianBio Respiratory under the ReViral License Agreement reverting to Pfizer.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS
1.1For purposes of this Agreement, unless otherwise indicated in this Agreement, the following capitalized terms used herein will have the following meanings:
“Accounting Standards” means, for the purposes of Article 4, generally accepted accounting principles (“GAAP”) as practiced in the United States followed by Pfizer and its Affiliates, currently used at the relevant time and consistently applied by them; or in the case of a Licensee (if applicable), the GAAP or International Financial Reporting Standards consistently applied by the Licensee.
“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party shall exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities.
“Agreement” shall have the meaning ascribed to it in the Recitals.
“Annual Net Sales” means, during the Net Sales Sharing Term, the aggregate annual Net Sales of the Relevant Product in any Pfizer Year in the Territory; provided that the calculation of the Annual Net Sales shall be subject to Section 4.6 below.
“Anti-Corruption Laws” means any applicable international, national, state, and local laws, statutes, rules, and regulations regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to Public Officials or private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including but not limited to the United States Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., the Criminal Law and Anti-Unfair Competition Law of the PRC, the Prevention of Bribery Ordinance of Hong Kong, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.
“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York and Hong Kong are open for business.
“Change of Control” shall mean, with respect to a Party, the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other similar transaction, as a result of which any Person gains control of such Party (where control has the meaning given to it in the definition of Affiliate).
“Challenge Action” shall have the meaning ascribed to it in Section 4.12.2.
“Combination Product” means, during the Net Sales Sharing Term, any Relevant Product that is sold in any Region of the Territory [***]. For the avoidance of doubt, Combination Product does not include [***].
“Competing Product” means [***].
“Commercial Milestone Event” shall have the meaning ascribed to it in Section 4.2.
“Commercially Reasonable Efforts” means [***].
“Confidential Information” shall have the meaning ascribed to it in Section 7.1.1.

“Cover”, “Covering” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent or individual claim in such Patent, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent or the individual claim of such Patent.
“Determined Compound” means [***].
“Dispute” shall have the meaning ascribed to it in Section 8.2.
“Distributor” means any Third Party that is appointed to distribute and sell Relevant Product and purchases its requirements of Relevant Product for resale from Pfizer or any of its Affiliates or Licensees, or from any contract manufacturing organization that manufactures Relevant Product on behalf of any of the foregoing; provided, however, that such Third Party does not pay upfront payments, milestone payments, royalties, commissions, or any other risk sharing payments to Pfizer or any of its Affiliates or Licensees with respect to its distribution and sale of such Relevant Product.
“Dollars” or “US$” means United States dollars.
“Effective Date” shall have the meaning ascribed to it in the Recitals.
“Excluded Region” [***].
“First Commercial Sale” shall mean, the first sale in the Territory, by Pfizer, its Affiliates or Licensees to an end user or prescriber (or to a Distributor for resale) for use or consumption of the Relevant Product in any Region within the Territory [***]; provided that such first sale occurs after the Regulatory Approval of the Relevant Product in that Region has been granted by the Regulatory Authority in that Region. For the avoidance of doubt, any supply of Relevant Products for [***] is not a First Commercial Sale.
“First PRC Regulatory Approval” means the obtaining by Pfizer or its Affiliate or Licensees of the first Regulatory Approval in the PRC of any pharmaceutical product containing [***] that is granted by the National Medical Products Administration (formerly the China Food and Drug Administration) of the PRC (the “NMPA”).
“Government” or “Governmental Authority” means (i) any multinational, federal, national, state, provincial, local, regional or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government, (ii) any enterprise or instrumentality performing a government function; or (iii) any political party.
“HKIAC” shall have the meaning ascribed to it in Section 8.2.
“Law” or “Laws” means any applicable United States federal, state, or local law, or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.  For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.
“LianBio Development” shall have the meaning ascribed to it in the Recitals.
“LianBio Entities” or “LianBio Entity” shall have the meaning ascribed to it in the Recitals.
“LianBio Respiratory” shall have the meaning ascribed to it in the Recitals.
“Licensee(s)” means any Person other than an Affiliate of Pfizer to whom Pfizer has granted a license or sublicense under the Licensed IPR (as defined in the ReViral License Agreement), but not solely a trademark license, to Develop and Commercialize (both terms as defined in the ReViral

License Agreement) [***]. For the avoidance of doubt, Licensee shall not in any event include any Distributor.
“Monotherapy” means [***].
“Net Sales” means, during the Net Sales Sharing Term, with respect to the Relevant Product, the gross amount invoiced by Pfizer and its Affiliates and Licensees (each of the foregoing, a “Seller”) to independent, unrelated persons (including Distributors) (“Buyers”) in bona fide arm’s length transactions with respect to the Relevant Product, less the following deductions and offsets [***]:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***]; and
(g)[***].
[***].
Subject to the above, Net Sales shall be calculated in accordance with [***]. Transfers or sales among Pfizer and its Affiliates and Licensees will be disregarded for purposes of calculating Net Sales.
With respect to Net Sales not denominated in Dollars, Net Sales shall be converted from the applicable foreign currency into Dollars in accordance with [***].
In the event that the Relevant Product is sold in any Region as part of a Combination Product, then [***].
“Net Sales Sharing Term” shall mean [***].
“Party” or “Parties” shall have the meaning ascribed to it in the Recitals.
“Patents” shall mean:
(a)    all national, regional and international patents and patent applications, including provisional patent applications; and
(b)    all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and
(c)    any and all patents that have issued or in the future issue from the foregoing patent applications in paragraphs (a) and (b) including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention.
“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.
“Pfizer Quarter” means [***].

“Pfizer Year” means [***].
“PRC” means the People’s Republic of China, which for the sole purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.
“Pfizer” shall have the meaning ascribed to it in the Recitals.
“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.
“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of the Relevant Product in the Territory.
“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, manufacture, marketing or sale of the Relevant Product in the Territory, including the NMPA.
“Regulatory Exclusivity” shall mean, during the Net Sales Sharing Term, with respect to the Relevant Product in any Region in the Territory, [***], in each case, in accordance with applicable Laws in such Region (other than, for the avoidance of doubt, any Patent protection).
“Regulatory Milestone Event” shall have the meaning ascribed to it in Section 4.1.
“Regulatory Milestone Payment” shall have the meaning ascribed to it in Section 4.1.
“Relevant Compound” means: [***].
“Relevant Product” means any pharmaceutical product containing the Relevant Compound [***].
“Relevant Factors” means [***].
“Relevant Objective” shall have the meaning ascribed to it in Section 2.6.
“ReViral” shall have the meaning ascribed to it in the Recitals.
“ReViral License Agreement” shall have the meaning ascribed to it in the Recitals.
“RSV” means respiratory syncytial virus.
“RV521” means Sisunatovir (RV521), Pfizer’s proprietary compound, having the chemical structure described on Exhibit A of the ReViral License Agreement.
“RV956” means RV-00014956, a proprietary compound of Pfizer (as listed on Exhibit B of the ReViral License Agreement other than RV521).
“Strategic Collaboration Agreement” shall have the meaning ascribed to it in the Recitals.
“Territory” means the PRC, Hong Kong, Macau and Singapore, where each of the PRC, Hong Kong, Macau and Singapore is individually referred to as a “Region”.
“Third Party” means any Person other than a Party or any of its Affiliates.

“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.
“Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been rendered invalid by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, Governmental Authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a Patent application that has not been pending more than [***] from [***]. For clarity, (A) any claim in a Patent application, for which more than [***] have lapsed from [***], shall not be considered a Valid Claim, and (B) a holding, finding, or decision being final and unappealable or not appealed within the time allowed for appeal means a holding, finding, or decision from which no appeal can be or has been taken.

Article 2
FIRST OPTED-IN PRODUCT
1.1Definitions used in Article 2. For the sole purposes of this Article 2, capitalized terms used in this Article 2 which are not defined in this Agreement shall have the meanings given to them in the Strategic Collaboration Agreement.
1.2Pfizer’s Exercise of First Opt-In. The Parties agree that, as of the Effective Date,
1.1.1LianBio Development shall be deemed to have provided the Opt-In Notice with respect to the Relevant Product to Pfizer pursuant to Section 2.2.1 of the Strategic Collaboration Agreement;
1.1.2Pfizer shall be deemed to have provided the Opt-In Confirmation to LianBio Development with respect to the Relevant Product pursuant to Section 2.2.2 of the Strategic Collaboration Agreement; and
1.1.3the Relevant Product shall become the first Opted-In Product, subject to the terms and conditions of this Agreement.
1.3Waiver of LianBio’s Development Obligation with respect to the Relevant Product. Notwithstanding the Relevant Product being the first Opted-In Product, from the Effective Date, Pfizer hereby waives any obligation of LianBio and LianBio Entities to Develop (and, for the avoidance of doubt, any obligation to Commercialize as well) the Relevant Product under the Strategic Collaboration Agreement, including but not limited to the obligations under Section 2.4 (Development of Opt-In Product) and Section 3.5 (Commercialization Agreement) of the Strategic Collaboration Agreement.
1.4Release of Upfront Payment; No Reimbursement Obligations with respect to Relevant Product. Notwithstanding any provision to the contrary in the Strategic Collaboration Agreement, with effect from the Effective Date:
1.1.1in consideration of Pfizer’s exercise of the opt-in right with respect to the Relevant Product, the Upfront Payment (in the amount of Twenty Million U.S. Dollars ($20,000,000) that has already been paid by Pfizer and received by LianBio Development prior to the Effective Date shall, with no further action required from either Party, become unrestricted and LianBio Development shall thereafter be free to use the entirety of the Upfront Payment as it chooses;
1.1.2without prejudice to Section 2.4.1 above, neither LianBio Development nor any of its Affiliates shall have any right to invoice, or require Pfizer or any of its Affiliates to reimburse, pay or otherwise bear, any cost (including any Eligible Costs) in relation to the Relevant Product under or in connection with the Strategic Collaboration Agreement (including Section 2.5.1 of the Strategic Collaboration Agreement), whether actual, contingent or otherwise; and

1.1.3for clarity, Pfizer shall be released from any obligation or liability, whether for the Relevant Product as the first Opted-In Product or any subsequent Opted-In Products, with respect to the First Opt-In Contingent Payment Cap (i.e. US$20,000,000) under Section 2.5.1(c) of the Strategic Collaboration Agreement.
1.5Development and Commercialization of Relevant Product. Notwithstanding any provision to the contrary in the Strategic Collaboration Agreement, with effect from the Effective Date:
1.1.1Pfizer shall have all rights, with no further action required from LianBio Development or any of its Affiliates, to Develop and Commercialize the Relevant Product in the Territory, it being further specified that, for clarity, with effect from the Effective Date, neither LianBio Development nor any of its Affiliates shall have any right to Develop or Commercialize the Relevant Product anywhere in the world; nor shall Pfizer’s right to Develop and Commercialize the Relevant Product in the Territory, in such manner as may be deemed appropriate by Pfizer at its sole discretion (including, for the avoidance of doubt, through any licensee of Pfizer), be subject to any right of LianBio Development under the Strategic Collaboration Agreement or otherwise; and
1.1.2Pfizer will, through the Joint Collaboration Committee under the Strategic Collaboration Agreement, and, if the Joint Collaboration Committee no longer exists, directly to LianBio Development, provide LianBio Development with:
(a)an annual update on the status of the Development of the Relevant Product in the Territory to be provided within [***] after the end of each Pfizer Year, and interim updates on any material change to the Development of the Relevant Product or plans therefor in the Territory that delays or reasonably would be expected to delay the timing for Regulatory Approval in the PRC [***] to be provided reasonably promptly, but in any event no later than [***], after the occurrence of such change;
(b)notification with respect to the following: [***]; and
(c)during the Net Sales Sharing Term, a non-binding annual Net Sales forecast of the Relevant Product in the Territory, in each case of (a) to (c), solely for LianBio Development’s information purposes; provided that all information provided pursuant to sub-paragraphs (a) to (c) will constitute Pfizer’s Confidential Information under Article 7 below and LianBio Development shall abide by its obligations under Article 7 below with respect to such information.
Furthermore, Pfizer shall no longer have any obligation to provide LianBio Development with any information or data under this Section 2.5.2 in the event that [***].
1.6Development Diligence with respect to RV521. Pfizer will use Commercially Reasonable Efforts to [***] (“Relevant Objective”). [***]. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of and considered to have satisfied in full its obligations under this Section 2.6 to the extent that [***].
1.7Other Supplements to the Strategic Collaboration Agreement with respect to Relevant Product. Notwithstanding any provision to the contrary in the Strategic Collaboration Agreement and notwithstanding the Relevant Product being the first Opted-In Product:
1.1.1Section 2.6 (Joint Steering Committee) (for clarity, the “Joint Collaboration Committee” under Article 5 shall continue to apply), Section 2.7 (Pfizer Services), Article 3 (Right of First Negotiation), Article 6 (Intellectual Property) and Article 8 (Indemnification) of the Strategic Collaboration Agreement shall not apply to the Relevant Product (and, without prejudice to Section 2.5.1 and Section 2.7.2, each of LianBio Development and Pfizer shall be deemed to have, with effect from the Effective Date, irrevocably waived its respective rights with respect to the Relevant Product under such provisions of the Strategic Collaboration Agreement as referred to in the foregoing sentence of this Section 2.7.1); and

1.1.2the following shall apply:
(a)any and all intellectual property rights developed or generated by Pfizer, any of its Affiliates or any of their employees, independent contractors or agents in relation to the Relevant Compound or Relevant Product, whether in or out of the Territory and whether before, at or after the Effective Date, under the Strategic Collaboration Agreement, this Agreement or otherwise will be solely owned by Pfizer and Pfizer will not have any obligation under the Strategic Collaboration Agreement or this Agreement to assign any right or interest or grant any license to LianBio Development or any of its Affiliates with respect to any of such intellectual property rights; and LianBio Development (for itself and on behalf of its Affiliates) hereby irrevocably waive any claim to any right or interest in any intellectual property rights or information or data in relation to the Relevant Compound or Relevant Product arising under or from any activities under the Strategic Collaboration Agreement or this Agreement; and
(b)from the Effective Date, neither LianBio, LianBio Development nor Pfizer shall have any obligation or liability to each other with respect to the Relevant Product (as the first Opted-In Product) under the Strategic Collaboration Agreement; and, for the further avoidance of doubt, if the Strategic Collaboration Agreement is terminated pursuant to Section 9.2.1 or Section 9.2.2 of the Strategic Collaboration Agreement, Pfizer shall have no obligation or liability to LianBio Development under Section 9.3 of the Strategic Collaboration Agreement with respect to the Relevant Product.
1.8Subsequent Opted-In Products. LianBio Development’s obligation under the Strategic Collaboration Agreement to conduct Sourcing Activities shall be unaffected by this Agreement. For the avoidance of doubt, the next Product for which Pfizer exercises its Opt-In Right under the Strategic Collaboration Agreement after the Relevant Product (if any) shall be the second Opted-In Product, and:
1.1.1if Pfizer exercises its opt-in right with respect to the second Opted-In Product, Section 2.5.2 (Second Opted-In Product) of the Strategic Collaboration Agreement, including the Second Opt-In Payment (i.e. [***]) and the Second Opt-In Contingent Payment Cap (i.e. [***]), shall apply with respect to such product; and
1.1.2with respect to any Opted-In Product after the second Opted-In Product until the [***] Opted-In Product, Section 2.5.3 of the Strategic Collaboration Agreement shall apply;
provided that, notwithstanding any provision to the contrary in the Strategic Collaboration Agreement or this Agreement, with effect from the Effective Date, the Aggregate Contingent Payment Cap shall only comprise the Second Opt-in Contingent Payment Cap (i.e. [***]).
Article 3
SUPERSESSION OF REVIRAL LICENSE AGREEMENT
1.1Supersession of ReViral License Agreement. With effect from the Effective Date, this Agreement shall unconditionally and irrevocably supersede the ReViral License Agreement in its entirety. Without prejudicing the generality of the foregoing sentence, with effect from the Effective Date:
1.1.1all the licenses and rights granted by ReViral and/or Pfizer to LianBio Respiratory under the ReViral License Agreement shall unconditionally and irrevocably revert to Pfizer;
1.1.2neither LianBio Respiratory nor any of its Affiliates shall have or retain any right under the ReViral License Agreement, including, for the avoidance of doubt, any right with respect to any Compound or Licensed Product (each as defined under the ReViral License Agreement);
1.1.3the obligations of each of LianBio Respiratory, ReViral and/or Pfizer to the other party(ies) under the ReViral License Agreement are forever waived, satisfied and extinguished, and none of them shall have any further obligation or liability to each other under the ReViral License Agreement, including (for the avoidance of doubt and notwithstanding any provision to the contrary in the ReViral License Agreement) any obligation under Sections 14.6, 14.7 and 14.8 and any provision in the ReViral License Agreement referred to in the last sentence of Section 14.9 of the ReViral License Agreement; provided that:
(a)each of LianBio Respiratory, ReViral and Pfizer shall continue to abide by its obligations under Section 11 (Confidentiality) of the ReViral License Agreement, for a period of [***] after the Effective Date;
(b)promptly after the Effective Date, LianBio Respiratory shall destroy all Confidential Information (as defined in the ReViral License Agreement) in its possession as of the Effective Date (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the LianBio Respiratory to confirm compliance with the non-use and non-disclosure provisions of the ReViral License Agreement). Notwithstanding the foregoing, LianBio Respiratory shall not be required to destroy and any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received such Confidential Information under the ReViral License Agreement; and
(c)without prejudice to Section 5.2.2, in the event that there is any Licensee IPR (as defined in the ReViral License Agreement), LianBio Respiratory hereby unconditionally and irrevocably grants to Pfizer a fully paid, royalty free, perpetual, exclusive and sublicensable (through multiple tiers) license under the Licensee IPR for any purposes anywhere in the world.
Article 4
FINANCIAL TERMS
1.1Regulatory Milestone. Pfizer shall make a one-time milestone payment of [***] to LianBio Development (the “Regulatory Milestone Payment”) upon and only after the First PRC Regulatory Approval (the “Regulatory Milestone Event”) to the extent that the First PRC Regulatory Approval occurs prior to the end of the Net Sales Sharing Term.
1.2Commercial Milestones. Pfizer shall pay to LianBio Development the one-time milestone payments set forth in the table below upon and only after the Annual Net Sales first meets or exceeds the indicated Dollar value in a Pfizer Year (each a “Commercial Milestone Event”) to the extent the relevant Commercial Milestone Event occurs prior to the end of the Net Sales Sharing Term.

Annual Net Sales	Payment Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

1.3Achievement of Milestones. Each Regulatory Milestone and each Commercial Milestone (collectively, “Milestones”) shall be payable a maximum of one time regardless of the number of times such Milestone is achieved under this Agreement or the number of Relevant Products developed or commercialized hereunder or the number of dosage forms or formulations of the Relevant Product developed or commercialized hereunder. All milestone payments made to LianBio Development pursuant to Sections 4.1 and 4.2 shall be non-refundable and shall not be creditable against any other amount due to LianBio Development pursuant to this Agreement. The maximum amount payable by Pfizer to LianBio Development under Sections 4.1 and 4.2 is one hundred thirty-five million U.S. Dollars (US$135,000,000). WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE REGULATORY MILESTONE EVENT AND COMMERCIALIZATION MILESTONE EVENTS SET FORTH IN THIS AGREEMENT ARE MERELY INTENDED TO DEFINE THE REGULATORY MILESTONE PAYMENT AND COMMERCIALIZATION MILESTONE PAYMENTS IF SUCH REGULATORY MILESTONE EVENT AND COMMERCIALIZATION MILESTONE EVENTS ARE ACHIEVED. NONE OF

THE PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT PFIZER WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE THE RELEVANT PRODUCT IN THE TERRITORY OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF THE RELEVANT PRODUCT WILL BE ACHIEVED [***].
1.4Reporting and Timing of Milestone Payments. Pfizer shall report the occurrence of each milestone event under Sections 4.1 within [***] of its occurrence and any milestone event under Section 4.2 at the same time as Pfizer provides the report set forth in Section 4.5.2. Promptly following the delivery of any such report, LianBio Development shall invoice Pfizer for any applicable milestone payments due to LianBio Development in accordance with Sections 4.1 and 4.2, and Pfizer shall pay such amounts to LianBio Development in Dollars within [***] following Pfizer’s receipt of such invoice.
1.5Net Sales Sharing.
1.1.1During the Net Sales Sharing Term, Pfizer shall, for each Pfizer Year and in accordance with Section 4.5.2, make the following payment (“Net Sales Sharing Amount”) to LianBio Development:
Net Sales Sharing Amount = A + B + C + D where:
A equals [***];
B equals [***];
C equals [***];
D equals [***].
1.1.2During the Net Sales Sharing Term, within [***] of the end of each Pfizer Quarter, Pfizer shall send to LianBio Development a written report setting out, (i) the amount of the aggregate Net Sales in the Territory during such Pfizer Quarter expressed in Dollars (which shall be converted from local currency in the respective Region of the Territory into Dollars in accordance with Section 4.8), subject to, for the avoidance of doubt, Section 4.6 below and (ii) the amount of the Net Sales Sharing Amount due to LianBio Development in relation to such Pfizer Quarter, it being understood that, notwithstanding the calculation of the Net Sales in the Territory and payment of the Net Sales Sharing Amount on a Pfizer Quarterly basis, the Net Sales Sharing Amount for each Pfizer Year shall be subject to annual true-up following the year-end in accordance with the Accounting Standards. Upon receipt of such report, LianBio Development shall invoice Pfizer for the Net Sales Sharing Amount due and Pfizer shall pay the same to LianBio Development in Dollars within [***] of Pfizer's receipt of such invoice.
1.1.3Pfizer shall, and shall cause its Affiliates to keep complete and accurate books and records pertaining to the Net Sales of the Relevant Product in the Territory, in reasonable detail to calculate all amounts payable by Pfizer hereunder. At the request of LianBio Development, Pfizer shall permit an independent public accounting firm of internationally recognized standing designated by LianBio Development and reasonably acceptable to Pfizer, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to this Section 4.5.3 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any Pfizer Quarter more than [***] after the end of such quarter, (ii) be conducted more than once in any [***] period or (iii) be repeated for any Pfizer Quarter. The accounting firm shall disclose to LianBio Development only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. The cost of such audit shall be borne by [***].
1.6Lack of Patent Coverage and Regulatory Exclusivity. Notwithstanding any contrary provision hereunder, for the purposes of this Article 4 (Financial Terms), on a Region-by-Region basis, if during any Pfizer Quarter within the Net Sales Sharing Term, there is [***], then in calculating the Annual Net Sales of the Relevant Product in the Territory (whether for the purposes of Section 4.2 or Section 4.5), [***] Net Sales of the Relevant Product in that [***] during that Pfizer Quarter shall be counted in the calculation.

1.7Mode of Payment. All payments to LianBio Development under this Article 4 shall be made by deposit of Dollars by wire transfer in immediately available funds in the requisite amount to such bank account in Hong Kong as LianBio Development may from time to time designate by notice to Pfizer.
1.8Currency Conversion. Wherever it is necessary to convert currencies other than the Dollar, such conversion shall be made by Pfizer into Dollars using [***] and [***].
1.9Withholding Taxes. Where any sum due to be paid to LianBio Development under this Article 4 is subject to any withholding or similar tax, Pfizer and LianBio Development shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, [***].
1.10Other Taxes. It is understood and agreed between the Parties that any payments made and other consideration provided under this Agreement are [***]. Where taxes are properly chargeable on a payment made or consideration provided under this Agreement, [***] will pay the amount of taxes in accordance with the laws and regulations of the country in which the taxes are chargeable.
1.11No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party(ies) in connection with the transactions contemplated herein.
1.12Termination of [***]. Pfizer has the right, by providing [***] written notice to LianBio Development, to terminate [***], in the event:
1.1.1[***]; or
1.1.2[***].
Article 5
REPRESENTATIONS AND WARRANTIES; COVENANTS AND UNDERTAKINGS
1.1Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other, as of the Effective Date, that:
1.1.1it is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;
1.1.2 it is duly authorized and empowered (and has obtained all necessary authorizations and approvals by the shareholders, board of directors and/or similar organizations of any Affiliate(s) to whose control (as defined in Section 1.1) it is subject) to execute, deliver and perform this Agreement and that such action does not conflict with or violate any provision of law, regulation, policy, contract, deed of trust or other instrument to which it is a party or by which it is bound and that this Agreement constitutes a valid and binding obligation of it enforceable in accordance with its terms.
1.2LianBio Entity Representations and Warranties. Each LianBio Entity (on behalf of itself and each of its Affiliates) hereby represents and warrants to Pfizer, as of the Effective Date, that:
1.1.1[***] with respect to the Relevant Product, any Compound or Licensed Product anywhere in the world, [***] the Relevant Product, the Compound or Licensed Product performed by LianBio Respiratory or its Affiliates or any Person engaged by them or acting on their behalf (where, for the purposes of this Section 5.2.1, Compound, Licensed Product, Development and Commercialization shall have the meanings given to them in the ReViral License Agreement);
1.1.2neither LianBio Respiratory nor its Affiliates [***] with respect to the Relevant Product, Compound or Licensed Product anywhere in the world which resulted in any [***], and to its knowledge, [***];

1.1.3neither LianBio Respiratory nor its Affiliates has ever [***];
1.1.4to its knowledge, there has not been any breach by LianBio Respiratory of the ReViral License Agreement, and no notice of breach has been received by LianBio Respiratory from ReViral alleging any such breach;
1.1.5the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which any LianBio Entity or any of its Affiliates is a party or by which such LianBio Entity or any of its Affiliates is bound, nor violate any Laws of any Governmental Authority having jurisdiction over such LianBio Entity or any of its Affiliates;
1.1.6such LianBio Entity and its Affiliates and any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”, for the sole purposes of this Section 5.2.6) have at all times complied in all material respects with all applicable Anti-Corruption Laws in performing its or their obligations under the ReViral License Agreement. Each LianBio Entity further represents that neither it, nor any of its Affiliates, nor any of its or their respective Representatives have, in such capacity, directly or indirectly made, given, paid, agreed, offered or promised to give any gift, contribution, payment, bribe, kickback, anything of value or similar benefit to any person or entity, including any (i) elected or appointed Public Official or person acting for or on behalf of a Public Official, (ii) employee or person acting for or on behalf of a Public Official, agency, or enterprise performing a governmental function, (iii) political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, (iv) employees or persons acting for or on behalf of international public organizations, or (v) any other person to the extent that it would result in a violation of Anti-Corruption Laws; in each case in order to gain an improper business advantage and have not accepted such payment.
1.3LianBio Entity Covenants and Undertakings. Each LianBio Entity (on behalf of itself and each of its Affiliates) hereby covenants and undertakes to Pfizer that, within [***] after the Effective Date, neither it nor any of its Affiliates shall, [***].
Article 6
LIMITATION OF LIABILITY
1.1Limitation of Liability. None of the Parties shall be liable to the others for any special, consequential, incidental, punitive, or indirect damages arising from or relating to this Agreement, regardless of any notice of the possibility of such damages. Notwithstanding the foregoing, nothing in this Section 6.1 is intended to or shall limit or restrict damages available for a Party's breach of confidentiality obligations in Article 7, gross negligence, willful misconduct or fraud.
Article 7
CONFIDENTIALITY; NON-USE
1.1Confidential Information.
1.1.1Confidentiality Obligation. All information disclosed by one Party to the other Parties pursuant to this Agreement shall be the “Confidential Information” of the disclosing Party for all purposes hereunder. Notwithstanding the foregoing, upon and following the Effective Date, all information with respect to the Relevant Product and the Compound (as such term is defined in the ReViral License Agreement) including all information, data, and documentation generated in connection with the performance of activities pursuant to this Agreement), whether disclosed by Pfizer or any of its Affiliates or representatives or otherwise, shall be deemed to be the Confidential Information of Pfizer and not of any LianBio Entity. Unless otherwise permitted by this Article 7, each Party agrees to, and will cause its Affiliates and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Parties.
1.1.2Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Parties’ Confidential Information only to the receiving Party’s officers, directors, employees, consultants, advisors, current and prospective investors, contractors and subcontractors (“Representatives”, for the sole purposes of this Section 7.1), and to the Representatives of the receiving Party’s Affiliates, in each case, on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 7.1; provided, however, that each Party will remain responsible for any failure by its Affiliates or its or their Representatives to treat such Confidential Information as required under this Section 7.1 as if such Affiliates and Representatives were parties directly bound to the requirements of this Section 7.1.
1.1.3Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party (“First Party”) may use and disclose the other Party’s Confidential Information as required by any competent court or other governmental body or as otherwise required by applicable Laws; provided that, notice is promptly given to the other Parties and the First Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Confidential Information that is required to be disclosed pursuant to the foregoing sentence will remain otherwise subject to the provisions of this Section 7.1. If any Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, within a reasonable time prior to any such filing, provide the other Parties with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Parties with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use commercially reasonable efforts to have terms identified by such other Parties afforded confidential treatment by the applicable Regulatory Authority.
1.2Terms of the Agreement. The terms of this Agreement will be the Confidential Information of all the Parties. Except as provided in Section 7.1, none of the Parties nor its Affiliates may disclose the existence or the terms of this Agreement.
1.3Publicity; Use of Names.
1.1.1Press Release. The Parties have mutually agreed on a joint press release announcing this Agreement to be issued by the Parties on such date and time as may be mutually agreed by the Parties. Other than the press release as described in the foregoing sentence, the Parties agree that the portions of any other news release or other public announcement of a Party or any of its Affiliates relating to this Agreement or the performance hereunder that would disclose any Confidential Information of the other Parties will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed).
1.1.2Use of Names. Each Party and its Affiliates will retain all right, title and interest in and to its and their respective house marks, corporate names and corporate logos. Except with the prior express written permission of the other Party, none of the Parties will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Law.
Article 8
MISCELLANEOUS
1.1Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of State of New York, United States, without reference to conflicts of laws principles.
1.2Dispute Resolution. Each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (each, a “Dispute”) will be referred to and finally resolved exclusively by arbitration administered by Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong, which will be conducted in accordance with the then effective HKIAC Administered Arbitration Rules. The Dispute shall be resolved by an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and significant experience in the biopharmaceutical industry, with each Party appointing one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within [***], the third arbitrator will be appointed in accordance with HKIAC rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 8.2). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 8.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, none of the Parties nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Parties.
1.3Assignment and Successors.
1.1.1This Agreement shall not be assignable nor the rights hereunder be transferable in any way by either Party except by prior written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed; provided, however, that:
(a)a Party may assign this Agreement (together with transfer of its rights and obligations hereunder) in whole or in part to its Affiliate without the non-assigning Parties’ consent (where such Affiliate will assume all assigned rights and obligations from such assigning Party) on the condition that such assigning Party shall remain liable hereunder for the prompt performance of the obligations of the Affiliate assignee under this Agreement;
(b)this Agreement may be assigned by a Party (together with transfer of all of its rights and obligations hereunder) without the non-assigning Parties’ consent to a Third Party in connection with a sale or transfer of all or substantially all of such assigning Party’s and/or its Affiliates’ business or assets to which this Agreement relates to such Third Party or in connection with a merger or consolidation transaction involving such assigning Party and such Third Party, provided, in each case, always that at the time of such assignment such Third Party gives a written deed of undertaking to the non-assigning Parties agreeing to abide by all the outstanding obligations of such assigning Party under this Agreement.
1.1.2This Agreement shall be binding upon, and shall inure to the benefit of, all permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of Section 8.3 will be null, void and of no legal effect.
1.4Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to LianBio Entities:	LianBio c/o International Corporation Services Ltd. 2nd Floor, Harbour Place, 103 South Church Street, P.O. Box 472 George Town, Grand Cayman KY1-1106 Cayman Islands Attention: [***]

With copies to:	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: [***] Fax: [***] Email: [***]

If to Pfizer:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
USA
Attention: [***]
Email: [***]

and

Pfizer Investment Co., Ltd.
41/F, CITIC Square
1168 Nan Jing Road (W)
Shanghai, P.R. China 200041
Attention: [***]
Email: [***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be [***] after such notice or request was deposited with the U.S. Postal Service.
1.5Entire Agreement. This Agreement, together with the Appendices and Exhibits hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
1.6Performance by Affiliates. Pfizer may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Pfizer Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of Pfizer and, subject to an assignment to such Affiliate pursuant to Section 8.3, Pfizer shall remain liable hereunder for the prompt performance of the payment obligations under Article 4.
1.7Relationship with Strategic Collaboration Agreement. Other than for those provisions of the Strategic Collaboration Agreement that are amended by this Agreement, the Strategic Collaboration Agreement shall remain unchanged and in full force and effect; provided that if there is any discrepancy between this Agreement and the Strategic Collaboration Agreement, this Agreement shall prevail.
1.8ReViral as a Signing Party. The Parties hereby acknowledge and agree that ReViral is a signing party to this Agreement for the sole purposes of [***].
1.9Other. Section 11.5 (Force Majeure), Section 11.7 (Waiver), Section 11.8 (Severability), Section 11.10 (Independent Contractors), Section 11.11 (Interpretation), Section 11.12 (Further Actions), Section 11.13 (Construction of Agreement), and 11.14 (Counterparts), of the Strategic Collaboration Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.
LIANBIO DEVELOPMENT (HK) LIMITED

By: /s/ Yizhe Wang
Name: Yizhe Wang
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.
LIANBIO RESPIRATORY LIMITED

By: /s/ Yizhe Wang
Name: Yizhe Wang
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.
REVIRAL LTD.

By: /s/James Pearson
Name: James Pearson
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.
PFIZER INC.

By: /s/ Jean-Christophe Pointeau
Name: Jean-Christophe Pointeau
Title: Authorized Signatory